Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

August 8, 2023

United States Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Re:	Future FinTech Group Inc.
File No. 001-34502

Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Future FinTech Group, Inc. to be filed with the Securities and Exchange Commission on or about August 8, 2023. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ OneStop Assurance PAC

Singapore